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                                                                    EXHIBIT 6.17



                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "AGREEMENT") entered into as of the 21st day of October, 1999 by and between FLEX ACQUISITION, INC., a Florida corporation (the "TRANSITORY COMPANY"), and a wholly-owned subsidiary of MIRACOM CORPORATION, a Nevada corporation ("MIRACOM"), and FLEXRADIO, INC. a Florida corporation (the "TARGET"), and the Shareholders of the Target, the names, addresses and respective number of shares held by each Shareholder are stated on
SCHEDULE 5.3 attached hereto, which Schedule is incorporated herein by this reference (collectively, the Target Shareholders shall be known as the "SHAREHOLDERS").

                                   WITNESSETH:

         WHEREAS, this Agreement contemplates a transaction in which ultimately Miracom will acquire all of the outstanding capital stock of Target for 6,200,000 shares of Miracom common stock, $.001 par value (the "CONSIDERATION SHARES") through a reverse subsidiary merger of the Transitory Company into the Target after which the Target shall survive. This transaction is intended to qualify as a reorganization under Section 368(a)(2)(E), or in the case that the transaction contemplated hereby fails to comply with such section with any other subsection of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"); and

         WHEREAS, after the completion of the transactions contemplated by this Agreement, the Transitory Company shall be dissolved and the Target shall survive as a subsidiary of Miracom in accordance with the provisions contained in Section 368 of the Code.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the parties agree as follows:

                             SECTION 1 - DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings set forth below:

         1.1 "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. In the case of an individual, "Affiliate" shall include such Person's spouse, ancestors and descendants (whether natural or adopted) and any other individual related by marriage to such Person.

         1.2 "CODE" means the Internal Revenue Code of 1986, as amended.



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         1.3 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.4 "GAAP" means Generally Accepted Accounting Principals as such are amended from time to time.

         1.5 "INSIDER" means, with respect to any Person, any officer, director, Shareholder, partner or Affiliate.

         1.6 "KNOWLEDGE" means, with respect to a Person, (a) the actual knowledge of such Person (which includes the actual knowledge of all officers, directors and executive employees of such Person) and (b) the knowledge which a prudent business person would have obtained in the conduct of his or her business after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

         1.7 "LIENS" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereon, any sale of receivables with recourse against the Company or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

         1.8 "LOSS" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Taxes, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon (at prevailing market interest rates at the time) from the date on which such Person provides the written notice of the related claim as described in this Agreement through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to this Agreement.

         1.9 "MATERIAL ADVERSE EFFECT" means, as to any Person, any material adverse effect on the business, financial condition, operations, results of operations, employee relations, customer or supplier relations, assets or future prospects of such Person.

         1.10 "ORDINARY COURSE OF BUSINESS" means, with respect to any Person, the ordinary course of that Person's business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and



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maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally).

         1.11 "PARTY" OR "PARTIES" means any party or parties to this Agreement, as the case may be, first stated at the beginning of this Agreement.

         1.12 "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         1.13 "PROPRIETARY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos, Internet domain names and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software, source code and object code, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

         1.14 "PRO RATA SHARE" means, with respect to any Shareholder, a fraction, the numerator of which is the number of shares of common stock of the Target owned by such Shareholder at such time the Shareholder exchanges such Shareholder's common stock of the Target for such Shareholders' respective share of the Consideration Shares, and the denominator of which is 322,581, representing all of the issued and outstanding capital stock of Target.

         1.15 "RESTRICTED SECURITIES" means the Consideration Shares issued to the Shareholders hereunder, and any securities issued with respect to any such securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or
(c) otherwise transferred and new certificates for them not bearing any Securities Act legend have been delivered by the Company. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend.




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         1.16 "SECURITIES AND EXCHANGE COMMISSION" includes any governmental body or agency succeeding to the functions thereof.

         1.17 "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

         1.18 "SHAREHOLDERS" shall mean collectively and individually all the shareholders of the Target, Scott A. Anderson, individually, and to the extent such Shareholder of Target is a business organization in any form whatsoever, such entity's partners, shareholders, limited partners or beneficial interest holders as the case may be. Such term "Shareholders" shall at a minimum include all the parties, listed on SCHEDULE 5.3 "Shareholders of FlexRadio, Inc.", attached hereto.

         1.19 "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

         1.18 "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         1.19 "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.20 "TREASURY REGULATIONS" means the United States Treasury Regulations promulgated pursuant to the Code.




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                             SECTION 2 - THE MERGER

         2.1 THE MERGER. On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Transitory Company (the "MERGER") at the Effective Time (defined below). The Target shall be the corporation surviving the Merger (the "SURVIVING COMPANY").

         2.2 EFFECT OF MERGER.

                  (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Target and the Transitory Company file the Articles of Merger with the Department of State of the State of Florida. The Merger will have the effect set forth in the Florida Business Corporation Act. The Surviving Company may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Company in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) SURVIVING COMPANY. At the Effective Time of the Merger, the Articles of Incorporation, By-Laws, directors and officers of the Surviving Company shall be identical to those of the Target as in effect immediately prior to the effectiveness of such Merger.

                  (c) STATUS AND CONVERSION OF SHARES. At the Effective Time of the Merger:

                           (i) Each share of capital stock held by the Target as treasury stock immediately prior to the effectiveness of the Merger shall be canceled and extinguished, and no payment or issuance of any consideration shall be payable or shall be made in respect thereof;

                           (ii) Each share of capital stock of the Transitory Company outstanding immediately prior to the effectiveness of the Merger shall be converted into and shall become one (1) share of common stock of the Surviving Company; and

                           (iii) Each share of capital stock of the Target issued and outstanding immediately prior to the Effective Time of the Merger (the "TARGET STOCK") shall be canceled and extinguished and converted into the right to receive a proportionate amount of the Consideration Shares payable in respect of all of the outstanding shares of such Target Stock pursuant to Section III of this Agreement. Such consideration shall be paid and delivered to the Shareholders, as the only holders of the outstanding Target Stock, upon surrender to the Surviving Company of the certificates, representing such shares of outstanding Target Stock at the time and place of the Closing (defined below). Upon receipt of the certificates representing the Target Stock, such certificates shall be delivered to Miracom by the Surviving Company.




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                  (d) BOOKS AND RECORDS. On the Closing Date (defined below), the Shareholders shall deliver, and shall cause the Target to deliver, to Miracom all of the stock books, records and minute books of the Target, all financial, accounting and tax books and records of the Target, all Proprietary Rights of the Target, and all supplier, client, customer, sales and other business records of the Target.

                        SECTION 3 - MERGER CONSIDERATION

         In consideration for the Shareholders' transfer to the Transitory Company of 100% of the issued and outstanding Target Stock, Miracom shall exchange 6,200,000 Consideration Shares with the Shareholders for all of the Shareholders' Target Stock. The Consideration Shares shall be issued to the Shareholders Pro Rata in accordance with their respective ownership of the Target immediately preceding the date of this Agreement.

                               SECTION 4 - CLOSING

         4.1 THE CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Greenberg Traurig, P.A., 111 North Orange Avenue, 20th Floor, Orlando, Florida 32801, commencing at 1:00 p.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than October 21, 1999.

         4.2 At the Closing, Miracom shall deliver to the Shareholders, stock certificates representing such Shareholders' Pro Rata respective share of the Consideration Shares for each Shareholder's respective share of Target Stock.

         4.3 At the Closing, the Surviving Company shall deliver to Miracom certificates, registered in the names of the Shareholders, representing all the issued and outstanding shares of Target Stock which shall constitute all of the outstanding shares of Capital Stock of the Target. From time to time, at Miracom's request, whether at or after the Closing and without further consideration, the Surviving Company and the Shareholders will execute and deliver such further instruments of conveyance and transfer and take such other actions as Miracom may reasonably require to more effectively convey and transfer to the Target and/or Miracom all of the outstanding Target Stock.

         4.4 At the Closing, (a) the Target will deliver to Miracom and the Transitory Company the certificates, instruments, and documents referred to in this Agreement, (b) Miracom and the Transitory Company will deliver to the Target the certificates, instruments, and documents referred to in this Agreement, and (c) the Target and the Transitory Company will file with the Secretary of State of the State of Florida Articles of Merger in a form satisfactory to their counsel.




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    SECTION 5 - REPRESENTATIONS AND WARRANTIES OF TARGET AND THE SHAREHOLDERS

         As a material inducement to Miracom and the Transitory Company to enter into this Agreement, the Shareholders hereby jointly and severally represent and warrant to the Transitory Company and Miracom that:

         5.1 ORGANIZATION AND CORPORATE POWER. The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, which jurisdictions are listed on SCHEDULE 5.1 attached hereto. The Target possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

         5.2 AUTHORIZATION OF TRANSACTIONS; TITLE TO TARGET STOCK. The Target and the Shareholders have duly authorized, executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of the Target and the Shareholders, enforceable in accordance with its terms. The Shareholders hereby warrant that they are the only Shareholders of the Target and each Shareholder warrants that such Shareholders' share of the Target Stock is (and on the Closing Date will be) free of any and all encumbrances, claims, options, calls and assessments in any form whatsoever and that the Shareholders' share of the Target Stock may be transferred without any other action, pursuant to the terms of this Agreement.

         5.3 CAPITALIZATION. The authorized capital stock of the Target consists of 5,000,000 shares of common stock, par value $.01 per share, of which 10,000 shares are issued and outstanding and are owned beneficially and of record as set forth on SCHEDULE 5.3 attached hereto. The Target has no outstanding stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. The Target is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All of the outstanding shares of the Target's capital stock are validly issued, fully paid and nonassessable. There are no agreements between the Target's Shareholders with respect to the voting or transfer of the Target's capital stock or with respect to any other aspect of the Target's affairs.

         5.4 ABSENCE OF CONFLICTS. The execution and delivery by the Target of this Agreement and the fulfillment of and compliance with the terms hereof, do not and shall not;




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                  (a) conflict with or result in a breach of the terms,
conditions or provisions of;

                  (b) constitute a default under;

                  (c) result in the creation of any lien, security interest, charge or encumbrance upon the Target's capital stock or assets pursuant to;

                  (d) give any third party the right to modify, terminate or accelerate any obligation under;

                  (e) result in a violation of; or

                  (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with,

any court or administrative or governmental body or agency pursuant to, its charter or bylaws, or any law, statute, rule or regulation to which it is subject, or any agreement, instrument, order, judgment or decree to which it is subject.

         5.5 SUBSIDIARIES, INVESTMENTS. The Target does not own or hold any rights to acquire any shares of stock or any other security or interest in any other Person, and the Target has never had any Subsidiary.

         5.6 FINANCIAL STATEMENTS; LIABILITIES.

                  (a) FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 5.6(A) are copies of the Target's unaudited balance sheet as of September 30, 1999 (the "LATEST BALANCE SHEET") and the related statements of income and cash flows from its inception date to September 30, 1999. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "FINANCIAL STATEMENTS") is accurate and complete, is consistent with the Target's books and records (which, in turn, are accurate and complete), presents fairly the Target's financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

                  (b) LIABILITIES.

                           (i) Except as set forth in SCHEDULE 5.6(B) hereto (and to the extent not disclosed in other Schedules to this Agreement), the Target has no separate indebtedness or payable outstanding which individually exceed $5,000.00 or outstanding indebtedness or payables which in the aggregate exceed $10,000.00. There are no material contingent or actual liabilities of whatever nature, except as set forth in SCHEDULE 5.6(B), that are not



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         disclosed in the Financial Statements, including but not limited to liabilities for Taxes or payments of any kind due and payable to any level of government.

                           (ii) All indebtedness and accounts payable of the Target as of the date of this Agreement are set forth on SCHEDULE 5.6(B) hereto (to the extent not disclosed in other Schedules to this Agreement), which obligations are identified by current outstanding principal balance and accrued and unpaid interest, if any, owed to each creditor, together with the name, address and telephone number of each such creditor.

         5.7 OPERATIONS; RECEIVABLES AND INVENTORY. The Target has not commenced commercial operations. The Target does not have, and has never had, any receivables or inventory.

         5.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the
SCHEDULE 5.8 attached hereto and except as expressly contemplated by this Agreement, since September 30, 1999, the Target has not:

                  (a) suffered any change that has had or could reasonably be expected to have a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss to its assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

                  (b) paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security, except for distributions made to the Shareholders in the Ordinary Course of Business consistent with past practice to permit the Shareholders to pay taxes on the income of the Target;

                  (c) subjected any portion of its properties or assets to any Lien;

                  (d) sold, assigned, licensed or transferred (including, without limitation, transfers to Shareholders or any Insider) any Proprietary Rights owned by, issued to or licensed to it or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all its rights in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality;

                  (e) suffered any extraordinary losses or waived any rights of material value;

                  (f) entered into any transaction out of the Ordinary Course of Business or other material transaction, or materially changed any business practice; or

                  (g) made any capital expenditures or commitments for capital expenditures that aggregate in excess of $1,000.00.




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

         5.9 ASSETS. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens. The Target's buildings, equipment and other tangible assets are in good operating condition and are fit for use in the Ordinary Course of Business. The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted.

         5.10 LEASED PROPERTIES. Except as disclosed on SCHEDULED 5.10 annexed hereto, the Target has not entered into any leases or subleases for any real or personal property.

         5.11 REAL PROPERTY DISCLOSURE. Except as disclosed on SCHEDULED 5.10 annexed hereto, there is no real property leased or owned by the Target or used in its businesses.

         5.12 TAXES

                  (a) TAX RETURNS AND AUDITS.

                           (i) Except as and to the extent disclosed in Schedule
         5.12 annexed hereto: [i] on the date hereof and on the Closing Date, all federal, state and local tax returns and tax reports required to be filed by the Target on or before the date of this Agreement or the Closing Date, as the case may be, have been and will have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; [ii] all Taxes due from or with respect to the Target as of the date hereof and as of the Closing Date have been and will have been fully paid, and appropriate accruals shall have been made on the Target's books for Taxes not yet due and payable; [iii] as of the Closing Date, all Taxes and other assessments and levies which the Target is required by law to withhold or to collect on or before the Closing Date will have been duly withheld and collected, and will have been paid over to the proper governmental authorities to the extent due and payable on or before the Closing Date; and [iv] there are no outstanding or pending claims, deficiencies or assessments for Taxes, interest or penalties with respect to any taxable period of the Target. At and after the Closing Date, the Target will not have any liability for any federal, state or local income tax with respect to any taxable period ending on or before the Closing Date, except as and to the extent disclosed in Schedule 5.12.

                           (ii) There are no audits pending with respect to any federal, state or local tax returns of the Target, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Target.

                  (b) TAXABLE STATUS. The Target has not elected to be treated as an "S Corporation" as such term is defined in the Internal Revenue Code of 1986, as amended, and regulation.




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         5.13 CONTRACTS AND COMMITMENTS.

                  (a) Except as specifically contemplated by this Agreement and except as set forth and fully described on SCHEDULE 5.13(A) attached hereto, the Target is not a party to or bound by, whether written or oral, any:

                           (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

                           (ii) any contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or any severance agreements;

                           (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

                           (iv) contract under which the Target has advanced or loaned any other Person amounts in the aggregate exceeding $5,000;

                           (v) agreement under which the Target has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

                           (vi) agreements with respect to the lending or investing of funds;

                           (vii) any license or royalty agreements;

                           (viii) guaranty of any obligation, other than endorsements made for collection;

                           (ix) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $5,000 annually;

                           (x) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                           (xi) contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than $10,000;

                           (xii) contract which prohibits it from freely engaging in business anywhere in the world;




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                           (xiii) other agreement material to it whether or not
         entered into in the Ordinary Course of Business; or

                           (xiv) any oral agreements and/or contracts.

                  (b) Except as disclosed on SCHEDULE 5.13(B):

                                    (i) no contract or commitment has been
                  breached or canceled by the other party and neither the Target nor any Shareholder has Knowledge of any anticipated breach by any other party to any contract other than as set forth on the
                  SCHEDULE 5.13(B);

                                    (ii) other than as set forth on SCHEDULE
                  5.13(B), no customer or supplier has indicated in writing or orally to the Target or any Shareholder that it shall stop or decrease the rate of business done with the Target or that it desires to renegotiate its contract or current arrangement with the Target;

                                    (iii) the Target has performed all the
                  obligations required to be performed by it in connection with all of the contracts or commitments that the Target has entered into is not in default under or in breach of any contract or commitment, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder;

                                    (iv) the Target has no present expectation
                  or intention of not fully performing any obligation pursuant to any contract that the Target entered into; and

                                    (v) other than as set forth on SCHEDULE
                  5.13(B), each agreement is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

         5.14 PROPRIETARY RIGHTS.

                  (a) The only Proprietary Rights owned or used by the Target or required to be used by the Target to operate the Target's business are listed on
SCHEDULE 5.14 (the "TARGET PROPRIETARY RIGHTS"). Shawn D. Lucas and Scott A. Anderson, two of the Shareholders, have filed an application for registration with the United States Patent Office for the patent designated on SCHEDULE 5.14, which patent and all rights thereto have been assigned to the Target by Shawn D. Lucas and Scott A. Anderson. Other than to the Target, the Shareholders have not assigned, licensed or given any Person the right to use any of the Proprietary Rights. The Target owns, free of all Liens, all right, title and interest to the Proprietary Rights. The Proprietary Rights are entirely owned by the Target and are the only Proprietary Rights necessary for the operation of the businesses of the Target as presently conducted or as contemplated to be conducted by Miracom.

                  (b) Neither the Target nor the Stockholders has received any notices of invalidity, infringement or misappropriation from any third party with respect to any of the Proprietary Rights. Neither the Target nor the Shareholders has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties. To the Knowledge of the Shareholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Proprietary Rights.

                  (c) The transactions contemplated by this Agreement shall have no adverse effect on the Target's right, title and interest in and to any of the Proprietary Rights. The Target has taken all necessary and desirable actions to maintain and protect the Proprietary Rights.

         5.15 LITIGATION; PROCEEDINGS. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of the Shareholders, threatened against or affecting the Target (or to the Knowledge of the Shareholders, pending or threatened against or affecting any of the officers, directors or key employees of the Target with respect to its businesses or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); and the Target is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Knowledge of the Shareholders, any governmental investigations or inquiries. The Target is not subject to any judgment, order or decree of any court or other governmental agency, and the Target has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

         5.16 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Target or the Shareholders.

         5.17 GOVERNMENTAL LICENSES AND PERMITS. SCHEDULE 5.17 attached hereto contains a complete listing and summary description of all permits, licenses, certificates, approvals and other authorizations of any governmental entity or any department, agency or political subdivision thereof, or other similar rights (collectively, the "LICENSES") owned or possessed by the Target or used by it in the conduct of its businesses. Except as stated on SCHEDULE 5.17, the Target owns or possesses all right, title and interest in and to all of the Licenses that are necessary to conduct their businesses as presently conducted, including, without limitation, all Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment. The Target is in compliance with the terms and conditions of such Licenses and have not received any notices that they are in violation of any of the terms or conditions of such Licenses. The Target has taken all necessary action to maintain such Licenses. No loss or expiration of any such License is threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof. Except as stated on
SCHEDULE 5.17, all of the Licenses shall survive the transactions contemplated by the Merger and the transactions contemplated hereby.

         5.18 EMPLOYEES. All employees and independent contractors are disclosed on SCHEDULE 5.18 annexed hereto. To the Knowledge of the Shareholders, no employee or independent contractor, if any, of the Target has any plans to terminate his, her or its employment or relationship as an independent contractor with the Target. The Target has complied with all applicable laws relating to the employment of personnel and labor. The Target is not a party to or bound by any collective bargaining agreement, nor has the Target experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Target has not engaged in any unfair labor practice. The Target has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target, if any.

         5.19 EMPLOYEE BENEFIT MATTERS. Except as disclosed on SCHEDULE 5.19 annexed hereto, the Target has no employee benefit plans or arrangements (i.e., pension plans, employee welfare benefit plans, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in ERISA.

         5.20 INSURANCE. SCHEDULE 5.20 attached hereto lists and briefly describes each insurance policy maintained by the Target with respect to its properties, assets and business, together with a claims history since its inception. All of such insurance policies are in full force and effect, and the Target is not in default with respect to its obligations under any such insurance policies and the Target has not been denied insurance coverage. Except as set forth on SCHEDULE 5.20, the Target has no self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs.

         5.21 OFFICERS AND DIRECTORS; BANK ACCOUNTS. SCHEDULE 5.21 attached hereto lists all officers and directors of the Target, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Target.

         5.22 AFFILIATE TRANSACTIONS. Except as disclosed on SCHEDULE 5.22 attached hereto, no Insider is a party to any agreement, contract, commitment or transaction with the Target or which pertains to the business of the Target or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Target.

         5.23 COMPLIANCE WITH LAWS. The Target and its officers, directors, partners, agents and employees have complied with and are in compliance with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the business, business practices (including, but not limited to, the Target's marketing and sales of its products and services) or any leased properties of the Target and to which the Target may be subject, and no claims have been filed against the Target alleging a violation of any such laws or regulations, and the Target has not received notice of any such violations.

         5.24 DISCLOSURE. Neither this Agreement nor any of the schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading. There is no fact which has not been disclosed to the Target of which any Shareholder has Knowledge which has had a Material Adverse Effect on the Target or could reasonably be anticipated to have a Material Adverse Effect on the Surviving Company.

         5.25 LEGAL REPRESENTATION. The Target and the Shareholders acknowledge that prior to contemplating entering into this Agreement that they were informed and understand that Greenberg Traurig, P.A. has acted and continues to act as counsel for Miracom and that Greenberg Traurig, P.A. informed both the Target and the Shareholders of their respective need for separate counsel regarding the matters contemplated in this Agreement.

   SECTION 6 - REPRESENTATIONS AND WARRANTIES OF TRANSITORY COMPANY AND MIRACOM

         As a material inducement to the Target and the Shareholders to enter into this Agreement, Miracom hereby represents and warrants to the Target and the Shareholders that:

         6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION.

                           (a) Miracom is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

                           (b) The Transitory Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all necessary power and authority to consummate the Merger with the Target as contemplated hereby. The Transitory Company is a wholly-owned subsidiary of Miracom, and will have no material assets or liabilities at the time of the Closing.

         6.2 AUTHORIZATION OF TRANSACTIONS; BINDING AGREEMENT. Miracom and the Transitory Company have duly authorized, executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of Miracom and the Transitory Company, enforceable in accordance with its terms.

         6.3 ABSENCE OF CONFLICTS. The execution and delivery by Miracom and the Transitory Company of this Agreement and the fulfillment of and compliance with the terms hereof, do not and shall not:

                  (a) conflict with or result in a breach of the terms, conditions or provisions of;

                  (b) constitute a default under;

                  (c) result in the creation of any lien, security interest, charge or encumbrance upon their assets pursuant to;

                  (d) give any third party the right to modify, terminate or accelerate any obligation under;

                  (e) result in a violation of; or

                  (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, its charter or bylaws, or any law, statute, rule or regulation to which it is subject, or any agreement, instrument, order, judgment or decree to which it is subject.

         6.4 CONSIDERATION SHARES. When transferred or issued to the Shareholders pursuant to this Agreement, all Consideration Shares delivered to the Shareholders shall be duly authorized, validly issued and fully paid and non-assessable.

         6.5 INVESTMENT. Miracom will be acquiring ownership of the outstanding capital stock of the Target for its own account, for investment purposes only, and not with a view to the resale or distribution thereof.

                   SECTION 7 - CONDITIONS PRECEDENT TO CLOSING

         7.1 CONDITIONS PRECEDENT TO MIRACOM OR TRANSITORY COMPANY'S PERFORMANCE. The obligations of Miracom to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Miracom:

                  (a) Accuracy of Representations and Warranties. All representations and warranties made by the Shareholder in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to Miracom under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

                  (b) Performance. The Target and the Shareholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

                  (c) Certification. Miracom shall have received a certificate, dated the Closing Date, signed by the Shareholders, certifying, in such detail as Miracom and its counsel may reasonably request, that the conditions specified in Sections 7.1(a) and 7.1(b) above have been fulfilled.

                  (d) Resolutions. Miracom shall have received certified resolutions of the Board of Directors and the Shareholders of the Target, in form reasonably satisfactory to counsel for Miracom, authorizing the Target's execution, delivery and performance of this Agreement and the Merger, and all actions to be taken by the Target hereunder (including resolutions which (i) elect such persons as officers and directors of the Target and (ii) amend the Articles of Incorporation and By-laws of the Target, as shall be determined by Miracom).

                  (e) Good Standing Certificates. The Shareholders shall have delivered to Miracom a certificate or telephone confirmation issued by the Secretary of State of Florida, evidencing the good standing of the Target in Florida as of a date not more than ten (10) calendar days prior to the Closing Date.

                  (f) Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against any Shareholder or the Target or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, have a Material Adverse Effect on the business, financial condition, operations or prospects of the Target, or impair the ability of any of the Shareholders to deliver in the Merger all of their Target Stock free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever.

                  (g) Consents. All necessary disclosures to and agreements and consents of (a) any parties to any Material Contracts and/or any licensing authorities which are material to the Target's business, (including all outstanding indebtedness and leases) and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained, shall be in such form as shall be satisfactory to Miracom and true and complete copies thereof shall be delivered to Miracom on or before the Closing Date.

                  (h) Settlement of Accounts. All debts, liabilities and other monetary obligations owed to the Target by any of the Shareholders of the Target and/or any of their Affiliates on or prior to the Closing Date, shall have been fully paid to the Target in immediately available funds, such that no such debts, liabilities or obligations shall be outstanding on and after the Closing Date.

                  (i) Condition of Property. Between the date of this Agreement and the Closing Date, assets of the Target having an aggregate fair market value of $10,000.00 or more shall not have been lost, destroyed or irreparably damaged by fire, flood, explosion, theft or any other cause, unless covered by insurance.

                  (j) No Material Adverse Change. On the Closing Date, there shall not have occurred any event or condition materially and adversely affecting the financial condition, results of operations or business prospects of the Target from those reflected in the Financial Statements.

                  (k) Satisfactory Due Diligence Investigation. Miracom, in its sole and absolute discretion, shall be satisfied with the results of its due diligence investigation of, without limitation, the Shareholders, the Target, the Target's business and its financial condition.

                  (l) Execution and Delivery of Exhibits. On or before the Closing Date, the Target shall have executed and delivered to the Transitory Company the appropriate Articles of Merger, and the Shareholders shall have executed and delivered to the other parties thereto the Subscription Agreement.

                  (m) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Miracom and its counsel. The Shareholder shall have submitted to Miracom or its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Target which Miracom may have requested in connection with said transactions.

                  (n) Evidence of Assignment of Patent. Deliver to Miracom prior to Closing the assignment of patent rights executed by Shawn D. Lucas and Scott
A. Anderson, assigning all their right, title and interest in the provisional patent identified in Schedule 5.14 hereto (and any ensuing patents and derivation thereof) to Target.

         7.2 CONDITIONS PRECEDENT TO THE TARGET'S AND THE SHAREHOLDERS' PERFORMANCE. The obligations of the Target to consummate the Merger and of the Shareholders to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Shareholders:

                  (a) Accuracy of Representations and Warranties. All representations and warranties made by Miracom in this Agreement and/or in any written statement delivered by Miracom under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

                  (b) Performance. Miracom shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Miracom on or before the Closing Date.

                  (c) Certification. The Shareholders shall have received a certificate, dated the Closing Date, signed by Miracom certifying, in such detail as the Shareholders and their counsel may reasonably request, that the conditions specified in Sections 7.2(a) and 7.2(b) above have been fulfilled.

                  (d) Resolutions. The Shareholders shall have received certified resolutions of the Board of Directors of Miracom and the Transitory Company, in form reasonably satisfactory to counsel for the Shareholders, authorizing the Merger and Miracom's and the Transitory Company's execution, delivery and performance of this Agreement and all actions to be taken by Miracom and the Transitory Company hereunder.

                  (e) Execution and Delivery of Exhibits. The Transitory Company shall have executed and delivered to the Target the Articles of Merger.

                  (f) Proceedings and Instruments Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Shareholders and their counsel.

                           SECTION 8 - INDEMNIFICATION

         8.1 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party's officers, directors, Shareholders, employees or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to SECTION 8.1 unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date, as defined below in this SECTION 8.1.

         8.2 APPLICABLE LIMITATION DATE. For purposes of this Agreement, the term "APPLICABLE LIMITATION DATE" shall mean November ___, 2000 (one year from the Closing Date); provided that the Applicable Limitation Date with respect to the following Losses shall be as follows:

                           (a) with respect to any Loss arising from or related to a breach of the representations and warranties of Target and the Shareholders set forth in SECTION 5.12 (TAXES) and SECTION 5.19 (EMPLOYEE BENEFITS MATTERS), the Applicable Limitation Date shall be the 60th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax or ERISA regulation which gave rise to such Loss; and

                           (b) with respect to any Loss arising from or related to a breach of the representations and warranties of Flex and the Shareholders set forth in SECTION 5.1 (ORGANIZATION AND CORPORATE POWER), SECTION 5.14 (PROPRIETARY RIGHTS), SECTION 5.23 (AUTHORIZATION OF TRANSACTIONS), SECTION 5.3 (CAPITALIZATION), SECTION 5.4 (ABSENCE OF CONFLICTS) and with respect to any Loss arising from or related to a breach of the representations and warranties of Miracom or the Transitory Company set forth in there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).

                  (c) notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to this SECTION 8 unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date.

         8.3 INDEMNIFICATION.

                  (a) TRANSITORY COMPANY AND MIRACOM INDEMNIFICATION. Target and the Shareholders shall jointly and severally indemnify the Transitory Company and Miracom, as well as their present and future officers, directors, Shareholders, employees, agents, representatives, affiliates, successors, heirs and assigns (collectively, the "TRANSITORY COMPANY PARTIES") and hold each of them harmless from and against and pay on behalf of or reimburse such Transitory Company Parties in respect of the entirety of any Losses the Transitory Company Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

                           (i) the breach of any representation or warranty made by Target and the Shareholders in SECTION 5 of this Agreement;

                           (ii) the breach of any covenant or agreement made by Target and the Shareholders in this Agreement; or

                           (iii) any Loss arising out of or related to any claim by any Person that the transactions contemplated by this Agreement constituted a fraudulent transfer or conveyance of the Assets of Target.

                  The Transitory Company Parties' remedy for any indemnification of Losses hereunder may be satisfied by proceeding against Target or any one or more Shareholders individually for all or any portion of any such Loss.

                  (b) TARGET AND SHAREHOLDERS INDEMNIFICATION. The Transitory Company shall indemnify Target and the Shareholders (collectively, the "SHAREHOLDER PARTIES") and hold each of them harmless from and against and pay on behalf of or reimburse such Shareholder Parties in respect of the entirety of any Losses the Shareholder Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty made by the Transitory Company contained in this Agreement.

                  (c) RIGHT TO DEFEND. The Party or Parties seeking indemnification under this SECTION 8 (the "INDEMNIFIED PARTY") shall give written notice to the other Party or Parties, as the case may be (the "INDEMNIFYING PARTY") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof. The failure to so notify the Indemnified Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have prejudiced the Indemnying Party. If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle a Party to indemnity pursuant to this SECTION 8, the Indemnifying Party shall promptly notify the Indemnified Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnified Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the indemnitee's claim for indemnification at its expense, and at its option (subject to the limitations set forth below), if, but only if, the Indemnifying Party gives notice of such election to the Indemnified Party within ten (10) business days after receiving notice of such action, lawsuit, proceeding, investigation or other claim. Prior to participating in such claim the Indemnifying Party shall:

                           (i) agree to be fully responsible for all Losses relating to such claims and that it will provide full indemnification to the Indemnitor Party for all Losses relating to such claim; and

                           (ii) unconditionally guarantee the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification; and

                           (iii) furnish the Indemnified Party with reasonable evidence that the Indemnified Party will be able to satisfy any such liability;

         and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control:

                           (i) seeks non-monetary relief;

                           (ii) involves criminal or quasi-criminal allegations solely against the Party to be indemnified;

                           (iii) involves a claim as to which the Indemnified Party reasonably believes an adverse determination would be detrimental or injurious the Indemnified Party's reputation or future business prospects; or

                           (iv) involves a claim which, upon petition by the Indemnifying Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

                  (d) SEPARATE COUNSEL. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the

Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

                  (e) SETTLEMENTS. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnitee Party or if such settlement does not expressly unconditionally and irrevocably release the Indemnitee Party from all liabilities and obligations with respect to such claim, with prejudice.

                  (f) PAYMENT. The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties reasonably agree that there is a reasonable basis for such claim. Amounts paid to or on behalf of any Party as indemnification shall be treated as adjustments to the consideration paid hereunder.

              SECTION 9 - ACQUISITION OF SHARES BY THE SHAREHOLDERS

         9.1 GENERAL PROVISIONS. The Surviving Company and the Shareholders acknowledge that the Consideration Shares to be delivered pursuant to this Agreement will be "RESTRICTED SECURITIES" for purposes of the Federal securities laws and thus will be transferable only pursuant to;

                  (a) public offerings registered under the Securities Act;

                  (b) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available; and

                  (c) subject to the conditions specified in SECTION 9.2 below, any other legally available means of transfer;

                  (d) a legend will be placed on the shares of Common Stock issued hereunder in accordance with SECTION 9.3 below.

         9.2 OPINION DELIVERY In connection with the subsequent transfer of any Restricted Securities (other than a transfer described in SECTION 9.1(A) above), the holder thereof shall deliver written notice to Miracom describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to Miracom's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act.

         9.3 INVESTMENT REPRESENTATIONS. Each of the Shareholders hereby represents that it is acquiring the Restricted Securities acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no present intention of selling such securities; provided that nothing contained herein shall prevent the Shareholders and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of this SECTION 9. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

                  "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR DISPOSED OF UNLESS THEY ARE REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

       SECTION 10 - LIQUIDATION AND DISSOLUTION OF THE TRANSITORY COMPANY

         From and after the Closing, the Transitory Company will not engage in any business and at the Closing the Transitory Company shall immediately distribute the shares of Target Stock to Miracom. The Transitory Company and Miracom agree that immediately after the Consideration Shares are distributed, that the shares of the Transitory Company shall be redeemed and cancelled. The Transitory Company and Miracom agree to comply with all applicable state law requirements concerning a liquidation and dissolution of a corporation, including, without limitation any obligation to create a liquidating trust and provide such trust with assets sufficient to satisfy any liabilities of the Transitory Company.

                         SECTION 11 - GENERAL PROVISIONS

         11.1 FURTHER ASSURANCES. The Parties agree that, from time to time hereafter, and upon request, each of them will execute, acknowledge and deliver such other instruments as may be reasonably required to more effectively carry out this Agreement's terms and conditions.

         11.2 ACCESS TO INFORMATION. All Parties agree to provide reasonable access to their books, records, and properties prior to Closing and agree to fully cooperate by making necessary introductions and assisting in the collection of whatever information is required.

         11.3 NON-ASSIGNABILITY; BINDING EFFECT. Other than the assignment of rights by Miracom to the Transitory Company as and to the extent contemplated by Section [1] above, neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

         11.4 SEVERABILITY AND REFORMATION. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, such provision or portion of the Agreement shall be stricken and the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality or unenforceability substantially either; (i) diminishes the rights and obligations, taken as a whole, of any party hereunder or (ii) eliminates the ability to treat this transaction as a tax-free reorganization, under the Code whereby no Party shall be liable for any Federal Income Tax as a result of the transaction contemplated by this Agreement. In such case, the Parties agree to take any and all steps required to minimize the OVERALL income tax effect of the transaction contemplated by this Agreement by modifying this Agreement to minimize such tax liability pursuant to Section 11.11 of this Agreement.

         11.5 ATTORNEYS' FEES. In the event of suit to enforce the terms of this Agreement, the prevailing party shall be entitled to collect from the non-prevailing party reasonable attorneys' fees, costs and expenses (including those incurred through all trial, appellate and post-judgment collection proceedings).

         11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of laws provisions.

         11.7 NOTICES. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing, and shall be deemed to have been duly given if delivered or mailed, certified mail, first class, postage prepaid, to the Surviving Company at:

                                            Miracom, Inc.
                                            c/o Greenberg Traurig, P.A.
                                            Attention: Sandra Gordon, Esq.
                                            111 North Orange Ave., 20th Floor
                                            Orlando, Florida 32801

    With a copy to:                         Miracom Corporation
                                            121 E. First Street
                                            Sandord, Florida 32771

    or if to the Target, at:                Flex Radio, Inc.
                                            c/o Shawn Lucas
                                            1995 Bridgewater Drive
                                            Heathrow, Florida 32746

         11.8 EXPENSES. Except as provided for in this SECTION 11.8 any expenses in connection with this Agreement or the transactions herein provided for shall be paid for by the Party incurring such expenses Miracom agrees to pay the expenses incurred for the documentation and legal activities required to complete the transaction contemplated by this



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

Agreement. Notwithstanding the preceding Surviving Company and the Shareholders shall remain liable for their individual consultants.

         11.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.10 HEADINGS. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

         11.11 AMENDMENT, MODIFICATION AND WAIVER. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith. Each party may waive any condition intended to be for its benefit. Each amendment, modification, supplement or waiver shall be in writing and signed by the parties to be charged.

         11.12 ENTIRE AGREEMENT. This Agreement and the Schedules delivered with it and the other agreements specifically provided for under this Agreement represent the parties' entire Agreement and no provision or document of any kind shall be included in, or form a part of, this Agreement unless it is in writing and is delivered to the other party by the party to be charged.

         11.13 ADEQUATE REPRESENTATION.

                  (a) Each Party hereby understands and acknowledges that Greenberg Traurig pursuant to the request of Miracom, the Transitory Company and the Target has agreed to act as counsel for Miracom. Miracom, Transitory Company and Target further acknowledge that each has been fully apprised of the implications and possible conflicts of interest of Greenberg Traurig acting as counsel for Miracom. Each Party hereby acknowledges that it has waived, and reasserts such waiver of any conflict of interest Greenberg Traurig may have as a result of such representation.

                  (b) The Parties acknowledge that Greenberg Traurig fully informed the Parties of the potential tax implications of the transaction contemplated by this Agreement. Such Parties agree to hold Greenberg Traurig harmless for any adverse tax implications resulting from the transaction(s) contemplated by this Agreement.

                  (c) With regards to this SECTION 11.13, the Parties agree to execute any and all waivers and/or indemnitee agreements reasonably requested by Greenberg Traurig in order to protect Greenberg Traurig pursuant to the terms of this SECTION 11.13.




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

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                       MIRACOM CORPORATION



                                       By: /s/ Ian Hart
                                           -------------------------------------
                                       Print Name: Ian Hart
                                       Title:  Chief Financial Officer


                                       "THE TRANSITORY COMPANY"

                                       FLEX ACQUISITION, INC.



                                       By: /s/ Ian Hart
                                           -------------------------------------
                                       Print Name: Ian Hart
                                       Title:  Secretary


                                       "THE SURVIVING COMPANY"

                                       FLEXRADIO, INC.



                                       By /s/ Shawn D. Lucas
                                          --------------------------------------
                                       Print Name: Shawn D. Lucas
                                       Title:  President


                                       SHAREHOLDERS OF FLEX RADIO, INC.



                                       /s/ Shawn D. Lucas
                                       -----------------------------------------
                                       Individually


                                       SELECT MEDIA, INC.



                                       By: /s/ George Demakos
                                           -------------------------------------
                                       Print Name: George Demakos
                                       Title:  President

                                       OFFICIAL SPORTS MANAGEMENT, INC.

                                       By: /s/  Ross Reback
                                           -------------------------------------
                                       Print Name: Ross Reback
                                       Title:  President

                                       FLEX TECHNOLOGIES, INC.

                                       By: /s/  Scott Anderson
                                           -------------------------------------
                                       Print Name: Scott Anderson
                                       Title:  President







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